Exhibit 5.1

November 22, 2016

Advanced Semiconductor Engineering, Inc.

26 Chin Third Road

Nantze Export Processing Zone

Nantze

Kaohsiung, Taiwan

Republic of China

Re: Registration Statement on Form F-4 of Advanced Semiconductor Engineering, Inc.

Ladies and Gentlemen:

We act as the special Republic of China (the “ROC”) counsel to you, Advanced Semiconductor Engineering, Inc., (“you” or the “Company”) in connection with the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) and the contemplated issuance of American Depositary Shares (the “ADSs”), each ADS representing two common shares, par value NT$10 per share (the “Common Shares”), of the HoldCo (as defined below) pursuant to a share exchange transaction contemplated under a joint share exchange agreement dated June 30, 2016, entered into by and between the Company and Siliconware Precision Industries Co., Ltd. (“SPIL”) (“Joint Share Exchange Agreement”) pursuant to which a holding company, ASE Industrial Holding Co., Ltd. (“HoldCo”), will be formed by means of a statutory share exchange pursuant to the laws of the ROC, and HoldCo will (i) acquire all issued shares of the Company in exchange for shares of HoldCo using the share exchange ratio as described below, and (ii) acquire all issued shares of SPIL using the cash consideration (the “Share Exchange”). The Common Shares underlying the ADSs are being registered pursuant to the registration statement on Form F-4 filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) (the “Form F-4”).

In rendering this opinion, we have examined the originals or copies of the following documents:

(i)	the resolution made at the meeting of the board of directors of the Company held on June 30, 2016,

(ii)	the Articles of Incorporation as amended on June 28, 2016 and the corporate registration card dated October 20, 2016 of the Company,

Baker & McKenzie, a Taiwanese Partnership, is a member of Baker & McKenzie International, a Swiss Verein.

(iii)	the public records of the Company made available at the website of the ROC Ministry of Economic Affairs (“MOEA”) on November 22, 2016,

(iv)	Form F-4, which constitutes a prospectus of the Company under the Securities Act, with respect to the HoldCo Common Shares to be issued to the shareholders of the Company in connection with the Share Exchange,

(v)	the executed copy of the Joint Share Exchange Agreement,

(vi)	the executed copy of the Amended and Restated Deposit Agreement, dated as of September 29, 2000, by and among the Company, Citibank, N.A., as depositary (“Depositary”) and the holders and beneficial owners of the Company's American Depositary shares, as amended by Amendment No. 1 to Amended and Restated Deposit Agreement, dated as of April 6, 2006, and by Amendment No. 2 to Amended and Restated Deposit Agreement, dated as of November 27, 2006 (“ASE Deposit Agreement”);

(vii)	the copy of the Deposit Agreement, which is on file with the SEC under cover of a Registration Statement on Form F-6, to be entered into by HoldCo and Depositary, at the effective time of the Share Exchange (“Effective Time”), and to which the holders and beneficial owners of ADSs become parties upon acceptance of ADSs (“HoldCo Deposit Agreement”); and

(viii)	the certificate issued by the Company to us dated November 22, 2016 (the “Company Certificate”).

Items from (v) to (vii) are collectively referred to as the “Agreements.”

We have also examined the relevant laws and regulations of the ROC and originals or copies of such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. During our review of the above documents, we have (i) relied on such representations and warranties as to factual matters made in the Agreements, (ii) assumed that all documents we received from the Company are final documents, as may be amended or supplemented prior to the Effective Time, and (iii) made such investigation as we have deemed necessary as a basis for the opinions hereinafter expressed.

To the extent that the obligations of the Company or HoldCo under the Agreements, as the case may be, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) you, SPIL and the Depositary have or has been duly organized and are or is validly existing and in good standing under the laws of your or its jurisdiction of organization, (ii) you, SPIL and the Depositary have or has been duly qualified to engage in the activities contemplated in the Agreements to which you are, or it is, a party, (iii) you, SPIL and the Depositary have or has the requisite organizational and other power and authority to execute and deliver and to perform your or its obligations under the Agreements to which you are, or it is, a party, (iv) you, SPIL and the Depositary have or has obtained all necessary consents and authorizations and are or is otherwise qualified or empowered to enter into and perform your or its obligations under the Agreements to which you are, or it is, a party, (v) your corporate registration is not subject to cancellation or revocation as a result of having submitted forged or altered documents in your application for registration of its company incorporation, (vi) your public records made available at the website of the MOEA are a full, current and correct record of the corporate status of you at the time of our search, (vii) all factual statements made in the documents submitted to us are correct and complete and that such documents are not void and have not been amended, superseded, revoked or revised in any manner, and (viii) the minutes of the meeting of board of directors of the Company referred to above are a full record of resolutions passed at a meeting duly convened and held by the board of directors of the Company.

We have further assumed that (i) each of the Agreements to which you are, or SPIL or the Depositary is a party constitutes your, SPIL’s or the Depositary’s, as the case may be, valid and legally binding agreement, enforceable against you, SPIL or the Depositary, as the case may be, (ii) the Depositary has duly authenticated the Company's ADRs in accordance with the provisions of the ASE Deposit Agreement, and (iii) the Depositary will duly authenticate the HoldCo’s ADRs in accordance with the provisions of the HoldCo Deposit Agreement.

In our examination, we have assumed the genuineness of the signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing those documents.

We are opining herein as to the effect on the subject transaction only of the present laws and regulations of the ROC, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions and qualifications herein contained, we are of the opinion that, as of the date hereof:

(1)   at the Effective Time, HoldCo will be duly incorporated and will be validly existing under the laws of the ROC as a company limited by shares;

(2)   at the Effective Time, the Common Shares underlying the ADSs, when issued and delivered by HoldCo, will be duly authorized and validly issued and be fully paid and non-assessable. For the purposes of this opinion, the term “non-assessable” in relation to common shares of HoldCo under ROC law means that no calls for further payment can be made upon such capital stock or upon any holders of such capital stock solely by reason of their ownership thereof; and

(3)   the statements contained in the Form F-4 under the caption “ROC Taxation” insofar as they purport to summarize the provisions of the laws, regulations of the ROC, are true and accurate in all material respects.

Our opinion is subject to the qualification that:

(i)	The exercise of any rights may not be repugnant to public interests or have a primary purpose to harm another person, and that rights must be exercised in good faith.

(ii)	No liability arising from a willful act or gross negligence may be disclaimed in advance.

(iii)	Enforcement of rights for claims under the ADSs and the Agreements is subject to applicable statutes of limitations under the laws of the ROC.

(iv)	Under the Code of Civil Procedure, a party to the litigation has the right to dispute at the oral proceeding the fact alleged by the opposing party, and the court has discretionary power to admit or rule out the evidence. Any determination, certificate or other matters stated in the Agreements to be conclusive may, nevertheless, be subject to review by the court.

(v)	The exercise of any rights may be limited by laws relating to reasonableness, good faith, public order and good morals and the limitation of actions, and failure to exercise any right may constitute a waiver of that right against all obligors.

(vi)	Any provision in the Agreements that clauses are severable or that process may be served or a judgment may be enforced in a particular manner will not prevent judicial enquiry into such matters.

(vii)	Judgment on a claim under the Agreements may be rendered in United States dollars but such judgment may be satisfied by the payment of an amount in New Taiwan Dollars equivalent to the amount of the judgment (determined on the date of satisfaction of the judgment).

(viii)	the Company is required to submit relevant documents in support of its report to the Central Bank of the Republic of China (“CBC”) regarding the purpose of conversion at the time conversion is sought in order to convert New Taiwan Dollars in the equivalent of more than US$1,000,000 into foreign currency. Furthermore, the Company is required to obtain the approval of the CBC at the time conversion is sought in order to convert New Taiwan Dollars in the equivalent of more than US$50,000,000 into foreign currency in any year.

Our opinion is rendered as of the date hereof based on the ROC laws and the facts existing on the date hereof. We express no opinion on any issue relating to the ROC tax consequences of the Share Exchange other than those set forth in the Form F-4 and herein. Our opinion does not address any non-ROC tax consequences that may result from the transactions described in the Form F-4. An opinion of counsel is not binding on the ROC tax authorities or the courts, and there can be no assurance that the ROC tax authorities or a court will not take a contrary position or that such contrary position will not be upheld.

Whenever a statement or opinion herein with respect to the existence or absence of facts is indicated to be based on “our knowledge” or a similar phrase, it is intended to indicate to signify that attorneys in our office who have devoted substantive attention to this matter have acquired actual knowledge of the existence or absence of such facts. We have not undertaken any independent investigation to determine the accuracy of any such statement or opinion, and no inference that we have any knowledge of any matters bearing on the accuracy of such statement or opinion should be drawn from our representation of the Company.

This opinion is rendered only to the Company and is solely for benefit of the Company in connection with the transaction contemplated by the Joint Share Exchange Agreement. Except for being furnished to the respective officers and employees of the Company, this opinion may not be relied upon by the Company for any other purpose, or furnished to, quoted to, relied upon, or otherwise referred to by any other person, firm or corporation for any purpose, without our express prior written consent, save to the extent required to be disclosed by law or any regulatory or governmental authority or any court, provided that such disclosure does not entitle the recipients to rely on this opinion.

Subject to the qualification hereof, we hereby consent to the use of this opinion as an Exhibit to the Form F-4 for the purpose of the public filing of the Form F-4 and to the appropriate reference to our name under the heading “Special Factors - Certain ROC and U.S. Federal Income Tax Consequences of the Share Exchange for Holders of ASE Common Shares or ADSs - ROC Taxation” in the prospectus included in such Form F-4. In giving such consent, we do not thereby admit that we fall within the category of person whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

This opinion is given by the Taipei office of Baker & McKenzie (國際通商法律事務所), a Taiwanese partnership, and not on behalf of any other member or affiliated firm of Baker & McKenzie, a Swiss Verein.

Very truly yours,

/s/ Baker & McKenzie, Taipei
Baker & McKenzie, Taipei

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